UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:  November 29, 2005

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-09585
(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923
(Address of Principal Executive Offices, including Zip Code)

(978) 777-5410
(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Board Compensation Agreement

On November 29, 2005, our Board of Directors increased the annual compensation to Dorothy E. Puhy by $20,000, in consideration for Ms. Puhy’s recent appointment as lead director of our Board of Directors.

Software Acquisition and Implementation Agreements

On November 30, 2005, we entered into perpetual software license, an annual software maintenance agreement and a consulting services agreement with Answerthink, Inc., (Nasdaq: ANSR), a business and technology consulting firm, for the acquisition and implementation of SAP’s mySAP Business Suite.  Work is expected to begin immediately and the Company expects to complete the implementation of the new software early in Fiscal 2007.

The cost of the perpetual software license, first year maintenance and initial consulting services as defined within the agreements totals approximately $1.03 million.  This cost is subject to adjustments based on unforeseen changes in project scope, expansion of our software license through the purchase of additional user licenses (“seats”), additional employee training requirements and any cost efficiencies or inefficiencies that may occur during the implementation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

	By:	/s/ Charles B. Haaser
Charles B. Haaser

Controller

Principal Accounting Officer
Principal Financial Officer

Date: December 5, 2005